Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-270153) and on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-85598 and 333-266531) of Ovintiv Inc. of our reports dated March 17, 2023 and March 16, 2022, relating to the consolidated financial statements of Piedra Energy III, LLC and Subsidiary, and of our reports dated March 17, 2023 and March 16, 2022, relating to the financial statements of Piedra Energy IV, LLC, included in this Current Report on Form 8-K dated May 12, 2023.

/s/ Weaver and Tidwell, L.L.P.

Midland, Texas

May 12, 2023